UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 10, 2009

OWENS MORTGAGE INVESTMENT FUND, a California Limited Partnership

(Exact name of registrant as specified in its charter)

California	000-17248	68-0023931

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

2221 Olympic Boulevard
Walnut Creek, California	94595

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (925) 935-3840

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

TABLE OF CONTENTS

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

Signatures

Section 2 – Financial Information

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement

On March 10, 2009, on the basis of preliminary unaudited financial information, Owens Mortgage Investment Fund, a California limited partnership (the “Partnership”), completed and sent a Form of Compliance Certificate to California Bank & Trust (the “Agent”), as required by the Credit Agreement by and among the Partnership, the Agent and the Lenders parties thereto dated as of August 31, 2001, as modified to date (the “Credit Agreement”). The Compliance Certificate notified the Agent and Lenders that the Partnership was out of compliance with the profitability covenant contained in the Credit Agreement for the quarter ended December 31, 2008. The profitability covenant requires that the Partnership maintain, as of the end of each fiscal quarter, a positive operating profit and positive net profit on a rolling two quarter basis.

As of the date of this report, the Partnership’s balance on the line of credit governed by the Credit Agreement is $41,481,000. Under the Credit Agreement, the Agent may notify the Partnership that this covenant noncompliance constitutes an “event of default” under the Credit Agreement.  If the Agent gives notice of an event of default, the Lenders will have certain remedies under the Credit Agreement, including without limitation that the interest rate on the line of credit balance will be increased by 2% per annum above the rate otherwise applicable.

The General Partner of the Partnership is seeking to obtain a waiver of this covenant violation from the Agent and the Majority Lenders (as defined under the Credit Agreement).  While there can be no assurance that a waiver will be obtained on acceptable terms, the General Partner believes the Partnership will obtain a waiver by March 31, 2009.

SIGNATURES

                Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OWENS MORTGAGE INVESTMENT FUND,
a California Limited Partnership

By:  Owens Financial Group, Inc., General Partner

Dated:   March 13, 2009                                                 By:  /s/ William C. Owens
                                                                                                  William C. Owens, President